UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

NETLIST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Shareholder Name

Address 1

Address 2

Address 3

IMPORTANT MESSAGE FROM NETLIST

Re: Netlist, Inc. Annual Meeting of Stockholders

Dear Netlist Stockholder:

Our Annual Meeting of Stockholders has been adjourned to September 24, 2025 for the consideration of “Proposal No. 5 — Approval of Amendment to our Restated Certificate of Incorporation to Increase the Authorized Shares of our Common Stock,” and we are contacting you with a request to vote your Netlist shares with respect to Proposal No. 5.

It is very important that you vote before the meeting. Our proxy solicitor, D.F. King, is standing by to discuss Proposal No. 5 and to take your vote. The call will only take a few moments of your time and there is no confidential information required. The proxy statement (as has been supplemented and amended to date) contains important additional information regarding Proposal No. 5 and is available at www.proxyvote.com. You are encouraged to read the proxy statement. Please note that Proposal Nos. 1, 2, 3, 4, 6 and 7 were adopted at the Annual Meeting on September 9, 2025 prior to its adjournment and, as such, votes will only be accepted at the reconvened meeting on Proposal No. 5.

Please contact D.F. King toll-free at 1-866-207-2356 between 9:00 a.m. and 10:00 p.m. Eastern time Monday through Saturday with any questions or to vote. At the time of the call, please reference the number listed below.

Sincerely,

/s/ Gail Sasaki
Gail Sasaki
Executive Vice President, Chief Financial Officer and Corporate Secretary